Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 28, 2017, relating to the financial statements of Corium International, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2017.

/s/ DELOITTE & TOUCHE LLP

Grand Rapids, MI

February 12, 2018